Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-116190 and No. 333-150379) pertaining to the 2005 Long-Term Incentive Plan of Standard Parking Corporation of our report dated March 12, 2009, except for the adoption of SFAS No. 160 and related disclosure in Note A, as to which the date is November 2, 2009, with respect to the consolidated financial statements and schedule of Standard Parking Corporation as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
November 2, 2009